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                                                                 EXECUTION COPY

                                   TUNES.COM INC.
              SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT


       THIS SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of May 4, 1999 (the "Effective Date"), by and among Tunes.com Inc., a Delaware corporation (the "Company"), and the investors set forth on EXHIBIT A hereto (the "Investors").

                                  R E C I T A L S:

       WHEREAS, the Company desires to sell to the Investors, and the Investors desire to purchase from the Company, shares of Series E Convertible Preferred Stock ("Series E Stock") and, if applicable, shares of Series A-IV Convertible Preferred Stock ("Series A-IV Stock"), on the terms and subject to the conditions contained herein.

       NOW, THEREFORE, the parties hereto, intending to be bound hereby, do agree as follows:

               1.     PURCHASE AND SALE OF SHARES.

               1.1 CERTIFICATE OF INCORPORATION. The Company shall file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Third Restated Certificate of Incorporation of the Company in the form attached hereto as EXHIBIT B (collectively, as amended and restated, and together with all Certificates of Designations which may become of record, the "Certificate of Incorporation").

               1.2 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, each Investor agrees to purchase, and the Company agrees to sell and issue to each Investor, at the Closing, at a price per share of $10.00, that number of shares of the Company's Series E Stock and, if applicable, Series A-IV Stock (collectively, the "Shares"), opposite each Investor's name and for the aggregate purchase price set forth on EXHIBIT A hereto.

               1.3 CLOSING. Subject to the conditions set forth herein, the purchase and sale of the Shares shall take place on May 28, 1999 at such place and time as the Company and the Investors acquiring in the aggregate more than half of the Shares to be sold pursuant hereto mutually agree upon, or at such other place and time as the Company and the Investors acquiring in the aggregate more than half of the Shares to be sold pursuant hereto mutually agree upon (the "Closing"). At the Closing, the Company shall deliver to each Investor a certificate representing the Shares which such Investor is purchasing at the Closing against payment of the purchase price for such Shares by wire transfer or check payable to the Company.

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       2.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO THE INVESTORS.
The Company hereby represents and warrants to the Investors as of the Effective Date as follows:

               2.1    CORPORATE ORGANIZATION AND AUTHORITY.  The Company:

                      (a) is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and is in good standing in the State of Delaware;

                      (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted and possesses all business licenses, franchises, and other governmental requirements, except where such a failure would not have a Material Adverse Effect (as defined below); and

                      (c) is duly qualified and authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

               2.2    CAPITALIZATION.

                      (a) The authorized capital stock of the Company immediately prior to the Closing shall consist of:

               (i) 2,500,000 shares of Series A Convertible Preferred Stock, par value $.01 per share, of which 1,666,666 shares of Series A-I Convertible Preferred Stock, 200,000 shares of Series A-II Convertible Preferred Stock, and 150,000 shares of Series A-III Convertible Preferred Stock are issued and outstanding; and 300,000 of which are designated as shares of Series A-IV Stock, none of which are issued and outstanding;

               (ii) 500,000 shares of Series B Convertible Preferred Stock, par value $.01 per share, of which 472,000 shares are issued and outstanding;

               (iii) 533,340 shares of Series C Convertible Preferred Stock, par value $.01 per share, of which 533,334 shares are issued and outstanding;

               (iv) 800,000 shares of Series D Convertible Preferred Stock, par value $.01 per share, of which 666,136 shares are issued and outstanding;

               (v) 1,999,999 shares of Series E Stock, none of which are issued and outstanding;

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               (vi)   666,661 shares of undesignated preferred stock, issuable
in series, none of which are issued and outstanding; and

               (vii) 11,500,000 shares of common stock, par value $.01 per share (the "Common Stock"), of which 1,340,530 shares are issued and outstanding.

       The Company has duly reserved (i) 1,550,000 shares of Common Stock for issuance by the Company pursuant to the terms of the Company's 1997 Stock Option Plan and (ii) 500,000 shares of Common Stock for issuance by the Company pursuant to the terms of the Company's 1999 Stock Option Plan.

       The Company has duly reserved sufficient shares of Common Stock for issuance upon (i) conversion of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock, the Series D Convertible Preferred Stock, and the Series E Stock and (ii) exercise of: that certain Warrant dated November 10, 1997 issued by the Company to Straight Arrow Publishers Company, L.P., that certain Warrant dated January 1, 1999 issued by the Company to Source Enterprises, Inc., that certain Warrant to be issued by the Company to SG Cowen Securities Corporation pursuant to the engagement letter regarding the placement of the Company's securities dated December 18, 1998, and those certain Warrants dated March 17, 1999 issued by the Company to the investors under those certain Note and Warrant Purchase Agreements dated as of March 17, 1999.

       The Company has duly reserved sufficient shares of Series E Stock for issuance upon conversion of those certain Convertible Promissory Notes in the aggregate principal amount of $3,995,000, which are convertible into approximately 400,000 shares of Series E Stock at the Closing.

                      (b) Except as set forth on SCHEDULE 2.2 hereto and in the Certificate of Incorporation and the Bylaws of the Company (the "Bylaws") (in each case as amended and in effect as of the Closing), there are no preemptive or similar rights to purchase or otherwise acquire shares of the capital stock of the Company pursuant to any provision of law, or any agreement to which the Company is a party. Except as set forth on SCHEDULE 2.2 hereto, there is, to the knowledge of the Company, no agreement, restriction, or encumbrance (such as a right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, stockholders' agreement, etc.) with respect to the voting or the pending or unconsummated sale of any shares of capital stock of the Company (whether outstanding or issuable upon conversion or exercise of outstanding securities) other than any such agreement, restriction, or encumbrance which has expired or been terminated prior to the date hereof. Except as set forth on SCHEDULE 2.2 hereto, the transactions contemplated by this Agreement will not trigger any anti-dilution protection provisions given by the Company to any person or entity (including, without limitation, any stockholder, lender, warrant holder, lessor and/or licensee). Except as set forth on SCHEDULE 2.2 hereto, there are no contracts with respect to the pending or unconsummated issuance, sale or transfer by the Company of any equity securities or other securities of the Company.

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               2.3    SUBSIDIARIES.  Except for the Company's ownership of all
of the outstanding capital stock of JAMtv Interactive Services Corporation, an Illinois corporation ("JISC"), and Tunes Acquisition Corp., a Delaware corporation ("T Sub") (JISC and T Sub sometimes are referred to herein as the "Subsidiaries"), and as set forth on SCHEDULE 2.3 hereto, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity. JISC is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted. T Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted. Each of the Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. All outstanding shares of capital stock of each of the Subsidiaries are validly issued, fully paid and nonassessable and are owned by the Company free and clear of any liens, claims or encumbrances. Except as set forth on SCHEDULE 2.3 hereto, there are no agreements, rights of first refusal, options or other rights to acquire any of the capital stock of either of the Subsidiaries.

               2.4 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all obligations under this Agreement, the Certificate of Incorporation, the Registration Rights Agreement and the Stockholders' Agreement and for the issuance and delivery of the Shares and the Common Stock issuable upon conversion of the Shares has been taken (or will be taken prior to the Closing), and this Agreement, the Registration Rights Agreement and the Stockholders' Agreement constitute legally binding and valid obligations of the Company, enforceable in accordance with their terms, except as certain indemnification provisions may be limited by principles of public policy, enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and except as such enforceability is subject to general principles of equity.

               2.5 VALIDITY OF SHARES. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall be duly and validly issued, fully paid and non-assessable and, based in part upon the representations and warranties of the Investors in this Agreement, will be issued in compliance with applicable federal and state securities laws, and the Common Stock issuable upon conversion of the Shares has been duly and validly reserved and, when issued in compliance with the provisions of the Certificate of Incorporation, will be duly and validly issued, fully paid and nonassessable and issued in compliance with applicable federal and state securities laws as presently in effect. Except as set forth on
SCHEDULE 2.2 hereto, the Shares and the Common Stock issuable upon conversion of the Shares are and will be free and clear of all liens, claims and encumbrances, respectively, other than

                                     -4-

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those created by, or imposed upon, the holders thereof through no action of the Company; PROVIDED, HOWEVER, that the Shares and the Common Stock issuable upon conversion of the Shares shall be subject to restrictions on transfer under applicable securities laws. Neither the Company nor any holder of the Shares shall be subject to any preemptive or similar right with respect thereto, except as set forth herein, the Stockholders' Agreement, or on
SCHEDULE 2.2 hereto.

               2.6 NO CONFLICT WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Stockholders' Agreement will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Certificate of Incorporation or the Bylaws or any provision of the charter documents of either Subsidiary; (ii) any provision of any judgment, decree or order to which the Company or either Subsidiary is a party or by which the Company or either Subsidiary or any of their property is bound; (iii) any Contract to which the Company or either Subsidiary is a party or by which the Company or either Subsidiary or any of their property is bound; or (iv) any statute, rule or governmental regulation applicable to the Company or either Subsidiary.

               2.7 FINANCIAL STATEMENTS. Attached as SCHEDULE 2.7 hereto are the audited consolidated financial statements of the Company for the fiscal years ending December 31, 1998 and December 31, 1997, and the unaudited consolidated financial statements of the Company for the months ended January 31, 1999, February 28, 1999 and March 31, 1999, consisting of consolidated balance sheets as of the end of each of such periods and consolidated statements of income for such periods and as of the dates indicated (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, present fairly the financial position of the Company and the Subsidiaries as of the dates indicated, present fairly the results of the Company's and the Subsidiaries' operations for the periods then ended, and are in accordance with the books and records of the Company and each Subsidiary, which have been properly maintained and are complete and correct in all material respects.

               2.8 ABSENCE OF CHANGES. Except as set forth on SCHEDULE 2.8 hereto, since December 31, 1998, there has not been:

                      (a) any material adverse change in the business, assets, liabilities, results of operations, condition (financial or otherwise), or prospects of the Company and the Subsidiaries (when viewing the Company and the Subsidiaries together as a whole), or any circumstances or development which would reasonably be expected to give rise to such a change (a "Material Adverse Effect"); provided that the parties agree and acknowledge that neither the Company's losses nor negative cash flows since December 31, 1998 incurred at a rate reasonably comparable to the fourth quarter of 1998 shall constitute a Material Adverse Effect;

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                      (b)     any indebtedness incurred by the Company or either
Subsidiary for borrowed money in excess of $50,000;

                      (c) any assets or property of the Company or either Subsidiary having a value in excess of $50,000 made subject to any lien, claim, charge, security interest, mortgage, pledge, or other encumbrance;

                      (d) any waiver of any material right of the Company or either Subsidiary, or the cancellation of any material debt or claim held by the Company or either Subsidiary having a value in excess of $50,000;

                      (e) any payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of the Company or either Subsidiary or any agreement or commitment therefor;

                      (f) any issuance of any stock, bonds or other securities of the Company or either Subsidiary or any agreement or commitment therefor;

                      (g) any sale, assignment or transfer of any tangible or intangible assets of the Company or either Subsidiary except in the ordinary course of business;

                      (h) any loan by the Company or either Subsidiary to any officer, director, employee, consultant or stockholder of the Company or either Subsidiary or any agreement or commitment therefor (other than advances to such persons in the ordinary course of business in connection with travel, travel-related, entertainment, and other reimbursable business expenses);

                      (i) any damage, destruction or loss (whether or not covered by insurance) having a Material Adverse Effect;

                      (j) any increase in the compensation paid or payable to any officer or director of the Company or either Subsidiary;

                      (k) any change in the accounting methods, practices or policies followed by the Company or either Subsidiary or any change in depreciation or amortization policies or rates theretofore adopted;

                      (l) any material amendment to or termination of any Contract (as defined below);

                      (m) any disclosure of trade secrets (the disclosure of which has had or reasonably could be expected to cause a Material Adverse Effect) other than in the ordinary course of business, other than pursuant to a confidentiality agreement, and other than to officers, directors, employees, authorized agents, and other representatives of the Company or either Subsidiary; or

                                     -6-

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                      (n)     any resignation or threatened resignation of any
officer or director of the Company or either Subsidiary.

               2.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 2.9 hereto and for liabilities which in the aggregate do not exceed $50,000, neither the Company nor either Subsidiary has any obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than
(i) obligations disclosed or provided for in the Financial Statements, and
(ii) obligations or liabilities incurred by the Company or either Subsidiary in the ordinary course of business since December 31, 1998, none of which either individually or in the aggregate has been or would be reasonably expected to have a Material Adverse Effect.

               2.10   NO VIOLATION OF LAW.  Except as set forth on SCHEDULE
2.10 hereto, neither the Company nor either Subsidiary is or has been (by virtue of any past or present action, omission to act, contract to which they are a party or any occurrence or state of facts whatsoever) in violation in any material respect of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business, nor, to the knowledge of the Company, will the Company or either Subsidiary hereafter suffer or incur any loss, liability, penalty or expense, which reasonably could be expected to cause a Material Adverse Effect, by virtue of any such violation set forth on SCHEDULE 2.10 hereto.

               2.11 LITIGATION. Except as set forth on SCHEDULE 2.11 hereto, there is no litigation, claims, suits, actions, investigations, indictments or information, proceedings or arbitrations, grievances or other procedures (including grand jury investigations, actions or proceedings), product liability or workers' compensation suits, actions or proceedings pending, or to the knowledge of the Company, threatened, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency administrator or official, grand juror, or any other official forum for the resolution of grievances, against the Company or either Subsidiary or involving any of their properties or business. Further, there are no judgments, orders, writs, injunctions, decrees, indictments or information, grand jury subpoenas or civil investigative demands, plea agreements, stipulations or awards (whether rendered by a court, commission, arbitration tribunal or judicial, governmental or administrative department, body, agency administrator or official, grand jury or any other official forum for the resolution of grievances) against the Company or either Subsidiary or involving any of their properties or business. Except as set forth on SCHEDULE 2.11 hereto, there is no action, suit, proceeding, or formal investigation by the Company or either Subsidiary currently pending or which the Company or either Subsidiary presently intends to initiate.

               2.12 PROPERTIES, TITLE, LIENS AND ENCUMBRANCES. Neither the Company nor either Subsidiary owns or leases any real property except as set forth on SCHEDULE 2.12 hereto. Except as set forth on SCHEDULE 2.12 hereto, the Company and each Subsidiary have good and valid title to all of their tangible properties and assets, subject

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to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge other than those which arise in the ordinary course of business and will not cause a Material Adverse Effect. All of the Company's and each Subsidiary's tangible assets and properties are, in all material respects, in satisfactory condition and repair for the requirements of the Company's and each Subsidiary's business as presently conducted and as proposed to be conducted.

               2.13 PATENTS AND OTHER PROPRIETARY RIGHTS. SCHEDULE 2.13 hereto contains a full and complete list of all patents and patent applications, trademark registrations, applications for registration of trademarks, service mark registrations, applications for registration of service marks, and registered copyrights applied for or registered in the name of the Company or either Subsidiary. The Company and each Subsidiary have entered into agreements with each of their officers, employees, and consultants providing the Company or either Subsidiary, as the case may be, to the extent permitted by law, with title and ownership to patents, patent applications, trade secrets, and inventions conceived, developed, reduced to practice by or at the direction of such person, solely or jointly, during the period of employment by the Company or either Subsidiary.

               Except as described on SCHEDULE 2.13:

                      (a) The Company and each Subsidiary own or possess adequate licenses or other rights to use all patents, patent applications, trademark registrations, applications for registration of trademarks, service mark registrations, applications for registration of service marks, trade secrets, trade names, copyrights, inventions, drawings, designs, licenses, concepts, computer programs, technical data, customer lists, proprietary rights and processes, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), used in the business of the Company and each Subsidiary, and the same are sufficient to conduct their business as they have been conducted and are now being conducted. The current operations of the Company and each Subsidiary do not infringe or misappropriate, and, to the knowledge of the Company, no third party has asserted to the Company or either Subsidiary that such operations infringe or misappropriate any Proprietary Right of any third party.

                      (b) There are no claims, disputes, actions, proceedings, suits or appeals pending against the Company or either Subsidiary with respect to any Proprietary Rights of the Company or either Subsidiary and, to the knowledge of the Company, none has been threatened against the Company or either Subsidiary. The Company does not have knowledge of any facts which would reasonably serve as a basis for any claim that the Company or either Subsidiary does not have the right to use all Proprietary Rights necessary for the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of the Company or either Subsidiary or currently proposed to be used, furnished or sold in the business of the Company or either Subsidiary.

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                      (c)     To the knowledge of the Company, the Proprietary
Rights of the Company and each Subsidiary have not been infringed upon by others.

                      (d) There are no outstanding licenses for the Proprietary Rights of the Company and each of the Subsidiaries, nor is the Company or either Subsidiary bound by restrictive covenants or agreements of any kind with respect to the Proprietary Rights of any third party.

                      (e) To the knowledge of the Company, none of the Company's or either Subsidiary's employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee's duties to the Company.

                      (f) To the knowledge of the Company, neither the execution nor delivery of this Agreement, nor the carrying on of the Company's or either Subsidiary's business by the employees of the Company and each Subsidiary, nor the conduct of the Company's or either Subsidiary's business as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement or restrictive covenant or any judgment, decree or order of any court or administrative agency under which any of such employees is now obligated.

               2.14 TAXES. Except as set forth on SCHEDULE 2.14 hereto, all federal, state, local and foreign tax returns and reports required to be filed by the Company and each Subsidiary have been filed, and all taxes, interest, assessments or deficiencies, fees and other governmental charges upon the Company and each Subsidiary, or upon any of their properties, income or franchises, shown in such returns and on assessments received by the Company or either Subsidiary to be due and payable or claimed to be due and payable by any governmental authority, have been paid (other than taxes the validity of which are being contested in good faith and which are identified on SCHEDULE 2.14 hereto). Neither the Company nor either Subsidiary has executed or filed with any taxing authority any agreement, waiver or consent for the extension of the period for assessment or collection of any taxes or the audit of any tax returns or reports. Neither the Company nor either Subsidiary is a party to any pending action or proceeding, nor, to the knowledge of the Company, is any such action or proceeding threatened by any governmental authority for the assessment or collection of taxes, interest, penalties, assessments or deficiencies, and no claim for assessment or collection of taxes, interest, penalties, assessments or deficiencies has been asserted against the Company or either Subsidiary. No material issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, reports, business or properties of the Company or either Subsidiary which has not been settled or resolved. Neither the Company nor either Subsidiary has agreed to extend the statute of limitations with respect to any tax period or the review or audit of any tax return. Neither the Company nor either Subsidiary has made or agreed (or been required) to make any adjustment or change in accounting method other than in accordance with generally accepted accounting principles (which adjustments or changes have not, individually or

                                     -9-

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in the aggregate, been material).  No material special charges, penalties, fines, liens, or similar encumbrances have been asserted against the Company or either Subsidiary with respect to the payment or failure to pay any taxes which have not been paid or received without further liability to the Company or either Subsidiary. Proper and accurate amounts have been withheld by the Company and each Subsidiary from their employees for all periods in compliance with the withholding provisions of applicable federal, state and local tax laws.

               2.15 CONTRACTS. The Company has provided or made available to netWorth Partners I, LLC ("netWorth") and its counsel true and complete copies of each contract of the Company and each Subsidiary, the termination or expiration of which reasonably could be expected to cause a Material Adverse Effect, and each such material contract is set forth on SCHEDULE 2.15 hereto (the "Contracts"). Except as set forth on SCHEDULE 2.15 hereto, no third party has notified the Company or either Subsidiary of any claim, dispute or controversy with respect to any of the Contracts nor has the Company or either Subsidiary received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by the Company or either Subsidiary with respect to their obligations under any of the Contracts, nor, to the knowledge of the Company, are there any facts which exist reasonably indicating that any of the Contracts may be totally or partially terminated or suspended by the other parties thereto other than by their stated terms. Except as set forth on
SCHEDULE 2.15 hereto, neither the Company nor either Subsidiary has entered into any agreement containing covenants limiting the right of the Company or either Subsidiary to compete in any business or with any person. The Contracts are legally binding, valid, and in full force and effect with respect to the Company and each Subsidiary, as the case may be, and to the knowledge of the Company, the other parties thereto. Except as set forth on SCHEDULE 2.15 hereto, neither the Company nor either Subsidiary is in violation of any term or provision of any Contract.

               2.16 NO DEFAULTS OR CONFLICTS. Neither the Company nor either Subsidiary is in violation of any term or provision of its Certificate of Incorporation, Bylaws or other charter documents, or any term or provision of any judgment to which the Company or either Subsidiary is a party, by which the Company or either Subsidiary is bound in any respect or under which the Company or either Subsidiary has any rights.

               2.17 INSURANCE. The Company and each of the Subsidiaries has policies of insurance that are valid and binding and in full force and effect, with all premiums due thereon paid, in sufficient coverages and amounts that are reasonable and consistent with good industry practices. Neither the Company nor either Subsidiary has received any notice of cancellation or termination in respect of any such policy or is in default thereunder.

               2.18 PRIOR REGISTRATION RIGHTS. The Company is under no contractual obligation to register under the Securities Act of 1933, as amended (the "Securities Act"), any of its presently outstanding securities or any of its securities that may subsequently be issued except as provided in the Registration Rights Agreement.

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               2.19   EMPLOYEE COMPENSATION OR BENEFIT PLANS.  Except as set
forth on SCHEDULE 2.19 hereto, (i) neither the Company nor either Subsidiary is a party to or bound by any currently effective employment contracts, deferred compensation agreements, bonus plans, incentive plans, profit sharing plans, retirement or other employee compensation agreements, (ii) neither the Company nor either Subsidiary has ever maintained or contributed to any employee benefit plan subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), and (iii) neither the Company nor either Subsidiary has ever contributed to any "multi-employer plan" as such term is defined in ERISA. Subject to applicable law and to the terms of any employment agreements set forth on SCHEDULE 2.19 hereto, the employment of each officer and employee of the Company and each Subsidiary is terminable at the will of the Company and each Subsidiary, as the case may be.

               2.20 EMPLOYEE RELATIONS. The Company and each Subsidiary have satisfactory relations with their respective employees. The employees of the Company and each Subsidiary are not represented by any labor unions and, to the Company's knowledge, no union organization campaign is in progress. The Company is not aware that any officers of the Company (including, without limitation, Howard A. Tullman, Stuart B. Frankel, or Scott Mitchell) or either Subsidiary intend to terminate their employment.

               2.21   BROKERS AND FINDERS.  Except as set forth on SCHEDULE
2.21 hereto, neither the Company nor either Subsidiary has incurred, or will incur, directly or indirectly, any liability for any brokerage or finders' fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

               2.22 TRANSACTIONS WITH AFFILIATES. Except for transactions relating to purchases of warrants, convertible debt, and shares of the capital stock of the Company, regular salary payments, bonuses, options, and fringe benefits under an individual's compensation package with the Company or either Subsidiary, and except as set forth on SCHEDULE 2.22 hereto, none of the officers, employees, directors or stockholders of the Company or either Subsidiary ("affiliates") is a party to any transaction with the Company or either Subsidiary. There have been no assumptions or guarantees by the Company or either Subsidiary of any obligations of such affiliates.

               2.23 CORPORATE DOCUMENTS. The Certificate of Incorporation and Bylaws of the Company, as amended, are in the forms set forth as EXHIBITS C-1 and C-2, respectively. The Certificate of Incorporation and Bylaws of each Subsidiary, as amended, are in the forms provided to netWorth and its counsel. The minute books of the Company and each Subsidiary heretofore provided by the Company to netWorth and its counsel for inspection contain full, complete and accurate records of all meetings and other corporate actions taken by the directors and stockholders of the Company and each Subsidiary.

               2.24 REQUIRED CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority or other person or entity, on the part of the Company or either Subsidiary, is required in connection with the consummation of the transactions contemplated by this Agreement, except for the consent or approval of the Company's board of directors and stockholders (which will be obtained prior to Closing) and such qualifications or filings under applicable federal and state securities laws as may be required in connection with the transactions contemplated by this Agreement, which qualification or filings will be made on a timely basis.

               2.25 ENVIRONMENTAL REGULATIONS. The Company and each Subsidiary have met and continue to meet all applicable local, state, federal and national environmental regulations in all material respects and have disposed of their waste products and effluents, if any, and/or have caused others to dispose of such waste products and effluents, if any, in compliance with all applicable state, local, federal and national environmental regulations and in such a manner that: (1) no harm has resulted or is expected to result to any of their respective employees or properties or to any other person or entities or their properties, and (ii) the Company and each Subsidiary have incurred no liability with respect thereto.

               2.26   YEAR 2000 COMPLIANCE.

                      (a) The Company has provided to netWorth and its counsel a true and correct copy of the Company's year 2000 compliance plan (the "Y2K Plan"). The Company will make commercially reasonable efforts to complete the tasks outlined in the Y2K Plan on or prior to December 31, 1999.

                      (b) The Company's and each Subsidiary's proprietary computer systems and software products (exclusive of any computer systems and software products licensed from third parties) developed or acquired by the Company and each Subsidiary are Y2K Compliant. The Company expects the above-referenced computer systems and software products to be Y2K Compliant before, on and after January 1, 2000.

                      (c) The Company has solicited from its third party vendors Y2K Compliance certification of the Mission Critical Systems licensed by the Company and each Subsidiary from third party vendors. As of the date hereof, the Company has received responses from (or responses have been made available via website by) all such third party vendors of Mission Critical Systems. Where any such vendor has responded with a certification of its Y2K Compliance for any Mission Critical System, the Company is not aware of any facts that would contradict such certification. Where any such vendor has responded with a failure of certification of its Y2K Compliance for any Mission Critical System, the Company has made, or will make commercially reasonable efforts to make, such Mission Critical System Y2K Compliant or has replaced, or will make commercially reasonable efforts to replace, such Mission Critical Systems with Y2K Compliant systems.

                      (d) "Mission Critical Systems" means computer systems and software products owned or licensed by the Company, the failure of which could reasonably be expected to cause (i) the Company's principal websites to become inaccessible by their users for a period of twenty-four (24) hours or longer, or (ii) a default pursuant to Section 19(a) of that certain Affiliation Agreement dated November 10, 1997 between the Company and Straight Arrow Publishers Company, L.P.

                      (e) "Y2K Compliant" means the ability: (i) to process any date rollover, (ii) to process calculations or computations regardless of the dates used in such calculations whether before, on or after January 1, 2000,
(iii) to accept and respond to two (2) digit year date input in a manner that resolves any ambiguities as to the century to which such two (2) digit year date input relates in an appropriate manner, and (iv) to store and display date data in a manner that is unambiguous as to the century to which such two (2) digit year date input relates.

               2.27 AFFILIATION AGREEMENT WITH STRAIGHT ARROW PUBLISHERS COMPANY, L.P. Simultaneously with the Closing, that certain Affiliation Agreement between the Company and Straight Arrow Publishers Company, L.P. dated as of November 10, 1997 shall have been extended for a "Renewal Term," under and as defined therein, of five (5) years commencing on November 10, 2000.

               2.28 FULL DISCLOSURE. No statement by the Company contained in this Agreement, or the attached exhibits or schedules or any written statement or certificate furnished or to be furnished to any of the Investors pursuant to this Agreement or in connection with the transactions contemplated hereby when read together contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein or herein, in view of the circumstances under which they were made, not misleading.

       3. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS TO THE COMPANY. Each Investor, severally and not jointly, hereby represents and warrants to the Company as of the Effective Date as follows:

               3.1 AUTHORIZATION. When executed and delivered by the Investor, and assuming the execution and delivery by the Company, this Agreement, the Registration Rights Agreement and the Stockholders' Agreement, will constitute a valid and legally binding obligation of the Investor, enforceable in accordance with its terms except as certain indemnification provisions may be limited by principles of public policy, enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and except as such enforceability is subject to general principles of equity. The Investor has full power and authority to enter into this Agreement, the Registration Rights Agreements and the Stockholders' Agreement.

               3.2 NO CONFLICT WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Stockholders'

Agreement will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of any of charter documents of any Investor;
(ii) any provision of any judgment, decree or order to which any Investor is a party or by which any Investor or its property is bound; or (iii) any statute, rule or governmental regulation applicable to any Investor.

               3.3 BROKERS AND FINDERS. None of the Investors has retained any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement.

       4.      SECURITIES LAWS.

               4.1    SECURITIES LAWS REPRESENTATIONS AND COVENANTS OF THE
INVESTORS.

                      (a) This Agreement, the Registration Rights Agreement and the Stockholders' Agreement, are made with the Investors in reliance upon each Investor's representation to the Company, which by each Investor's execution of this Agreement each Investor hereby confirms, that the Shares to be received by each Investor will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the direct or indirect sale or distribution of any part thereof, and that each Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Investor further represents that such Investor has no contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to any of the Shares. Each of the Investors represents and warrants to the Company that each office of such Investor in which its investment decision was made, and the principal place of business of such Investor (or principal residence if such Investor is an individual), is located at the address or addresses set forth beneath its name on EXHIBIT A hereto.

                      (b) Each Investor understands and acknowledges that the Shares it is acquiring hereunder are deemed to be "restricted securities" under the Securities Act as the offering of the Shares pursuant to this Agreement will not be registered under the Securities Act or under any state securities or "blue sky" laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) of the Securities Act and such state securities or "blue sky" laws, and that the Company's reliance upon such exemptions is predicated upon the Investors' representations set forth in this Agreement.

                      (c) Unless the Shares are registered under the Securities Act, each Investor covenants that in no event will such Investor dispose of any of the Shares other than pursuant to Rule 144 ("Rule 144") or Rule 144A promulgated by the Securities and Exchange Commission ("Commission") under the Securities Act (or any similar or analogous rule), if available, unless and until (i) the Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (ii) if requested by the Company, the Investor shall have furnished the Company with an opinion of counsel satisfactory in form and substance to the Company and the Company's counsel to the effect that (x) such disposition will not require registration under the Securities Act and (y) appropriate action necessary for compliance with the Securities Act and any applicable state, local or foreign law has been taken. Each certificate evidencing the Shares transferred as above provided shall bear the appropriate restrictive legend set forth in Section 4.2 below, except that such certificate shall not bear such legend if the transfer was made in compliance with Rule 144 (pursuant to a provision of such rule not requiring such legend) or if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act.

                      (d) Each Investor represents that: (i) the Investor is an "Accredited Investor" as that term is defined in Regulation D promulgated by the Commission under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Investor's prospective investment in the Shares. If other than an individual, such Investor also represents that, if it has been organized for the purpose of acquiring the Shares, all of the equity owners of the Investor are "Accredited Investors"; (ii) the Investor has received all the information requested by it from the Company and considered necessary or appropriate for deciding whether to purchase the Shares and has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering and sale of the Shares and the other transactions contemplated herein; (iii) the Investor has the ability to bear the economic risks of such Investor's prospective investment in the Shares; and (iv) the Investor is able, without materially impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer complete loss on its investment.

               4.2    LEGENDS.

                      (a) All certificates for the Shares shall bear the following legends:

               The securities represented by this certificate were issued in a transaction exempt from registration under the Securities Act of 1933 (as then in effect), and in reliance upon the holder's representation that such securities were being acquired for investment and not for resale. No transfer of such securities may be made on the books of the Company unless accompanied by an opinion of counsel, satisfactory to the Company, that such transfer may be effected without registration under the Securities Act of 1933 (as amended) or that such securities have been so registered under a registration statement which is in effect at the date of such transfer.

               The sale, assignment, pledge, encumbrance or other transfer of the securities represented by this certificate is subject to the provisions of an Amended and Restated Stockholders' Agreement, dated as of May 4, 1999, among the Company and the Stockholders named therein, a copy of which is on file at the principal executive office of the Company.

                      (b) The certificates evidencing the Shares shall also bear any legend required pursuant to any other state, local or foreign law governing such securities.

               4.3 BLUE SKY COMPLIANCE. The Company will use its best efforts to qualify the Shares for offer and sale to each Investor under, or to ensure the availability of exemptions from the registration or qualification requirements of, all applicable state securities or blue sky laws.

       5. CONDITIONS OF INVESTORS' OBLIGATIONS AT THE CLOSING. The obligations of the Investors under this Agreement to purchase the Shares at the Closing are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by netWorth:

               5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 2 shall be true, correct and complete on and as of the Closing with the same effect as if made on and as of the Closing.

               5.2 PERFORMANCE. The Company shall have performed or fulfilled all agreements, obligations and conditions contained herein required to be performed or fulfilled by the Company before the Closing.

               5.3 BLUE SKY COMPLIANCE. The offer and sale of the Shares to the Investors shall be in compliance with all applicable state securities or blue sky laws.

               5.4 BOARD OF DIRECTORS. The Certificate of Incorporation and Bylaws shall provide for a Board of seven (7) members, and immediately upon the Closing the Board of Directors will consist of Howard A. Tullman, Matthew S. Kaplan, Thomas Cohen, Joseph Gleberman, Robert Gheewalla, and Burton B. Goldstein, Jr. as the director designated by netWorth.

               5.5 PROCEEDINGS SATISFACTORY. All corporate and legal proceedings taken by the Company in connection with the transactions contemplated by this Agreement and all documents and papers relating to such transactions shall be satisfactory to the Investors, in the reasonable exercise of the judgment of the Investors. The Company shall have delivered to the Investors a certificate dated as of the Closing, signed by an officer of the Company, certifying that the conditions set forth in Sections 5.1 and 5.2 have been satisfied.

               5.6 LEGAL OPINION. At or before Closing, netWorth shall have received an opinion from Freeborn & Peters, counsel to the Company, substantially in the form of EXHIBIT C.

               5.7 REGISTRATION RIGHTS AGREEMENT. The Company and the Investors shall have entered into the Amended and Restated Registration Rights Agreement in the form attached hereto as EXHIBIT D (the "Registration Rights Agreement").

               5.8 STOCKHOLDERS' AGREEMENT. The Company, the Investors and the other stockholders of the Company shall have entered into the Amended and Restated Stockholders' Agreement in the form attached hereto as EXHIBIT E (the "Stockholders' Agreement").

               5.9 AGREEMENT WITH STRAIGHT ARROW PUBLISHERS COMPANY, L.P. Simultaneously with the Closing, that certain Affiliation Agreement with Straight Arrow Publishers Company, L.P. ("Rolling Stone") dated as of November 10, 1997 shall have been extended for a "Renewal Term," under and as defined therein, of five (5) years commencing on November 10, 2000, and Rolling Stone shall have acknowledged the foregoing extension in writing.

               5.10 APPROVAL OF MELLON VENTURES, L.P. Mellon Ventures, L.P. shall have received the approval of its General Partner to enter into this Agreement and to consummate the transactions contemplated hereby.

               5.11 SMALL BUSINESS CONCERN. The Company shall execute and deliver the documents attached hereto as EXHIBIT F concerning its status as a "small business concern" within the meaning of Section 121.301(c) of Title 13 of the United States Code of Federal Regulations.

       6. CONDITIONS OF THE COMPANY'S OBLIGATIONS AT THE CLOSING. The obligations of the Company under this Agreement are subject to (a) the representations and warranties of the Investors contained in Sections 3 and 4 having been satisfied and being true, correct and complete on and as of the Closing with the same effect as if made on and as of the Closing, and (b) obtaining the consent of the board of directors and the consent, in accordance with the General Corporation Law of the State of Delaware, of the stockholders of the Company to the adoption of the Certificate of Incorporation and the execution and delivery of this Agreement, the Registration Rights Agreement, and the Stockholders' Agreement.

       7.      MISCELLANEOUS.

               7.1 SURVIVAL OF WARRANTIES. The warranties and representations of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

               7.2 NOTICES. All notices, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, three business days after mailing if mailed by certified mail, return receipt requested, one business day after delivery by sender to reputable overnight courier service, or one business day after telecopied, telegraphed or telexed (transmission confirmed), or otherwise actually delivered (i) if to the Company, at Tunes.com Inc., 640 N. LaSalle Street, Suite 560, Chicago, Illinois 60610, Attn: Howard A. Tullman (with a copy to Freeborn & Peters, 311 South Wacker Drive, Suite 3000, Chicago, Illinois 60606, Attn: Michael E. Shabat, facsimile number: 312-360-6575), and (ii) if to any Investor, at such Investor's address as set forth on EXHIBIT A, or at such other address as the Company or such Investor may designate in writing to the other parties.

               7.3 SEVERABILITY AND GOVERNING LAW. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and wholly to be performed within the State of Delaware by Delaware residents.

               7.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

               7.5 CAPTIONS AND SECTION HEADINGS; KNOWLEDGE. Section titles or captions contained in this Agreement are inserted as a matter of convenience and for reference purposes only, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. As used in this Agreement, the term "to the knowledge of the Company" shall refer to the knowledge or awareness of the officers of the Company and shall be deemed for all purposes to include the knowledge or awareness which any such officer would have obtained after making a good faith inquiry of those employees of the Company with principal and/or day-to-day operational responsibility with respect to a particular matter.

               7.6 SINGULAR AND PLURAL, ETC. Whenever the singular number is used herein and where required by the context, the same shall include the plural, and the neuter gender shall include the masculine and feminine genders.

               7.7 AMENDMENTS AND WAIVERS. This Agreement may be amended only by a written instrument signed by the Company and by the Investors owning at least 66.67% of the outstanding shares of Common Stock issued or issuable upon conversion of the Shares. No failure to exercise and no delay in exercising, on the part of any party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by any party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

               7.8 SUCCESSORS AND ASSIGNS. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns.

               7.9 EXPENSES. Upon the Closing, payment shall be made by the Company to (i) Alston & Bird LLP, counsel to netWorth, for the fees and expenses incurred in connection with the transactions contemplated by this Agreement,
(ii) netWorth, for other fees and expenses they incurred in connection with the transactions contemplated by this Agreement, and (iii) Sidley & Austin, counsel to the GSCP Stockholders (as defined in the Registration Rights Agreement), for the fees and expenses incurred in connection with the transactions contemplated by this Agreement; provided that the Company shall not be required to pay more than an aggregate of $40,000 for such fees and expenses under Section 7.9(i).

               7.10 FURTHER ASSURANCES. Each party hereto agrees to do all acts and to make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

               7.11 PUBLIC ANNOUNCEMENTS. The Company and the Investors will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

               7.12 RIGHT OF FIRST OFFER. Subject to the terms and conditions specified in this Section 7.12, each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("New Shares"), the Company shall first make an offering of such New Shares to each Investor holding more than 300,000 shares of Preferred Stock (for purposes of this Section 7.12, a "Major Holder"), subject to adjustments for stock dividends, stock splits, reclassifications and the like, in accordance with the following provisions:

               (a) The Company shall give notice (the "Notice") to all Major Holders stating (i) its bona fide intention to offer such New Shares, (ii) the number of such New Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Shares.

               (b) By written notice to the Company, within 15 calendar days after the giving of the Company's Notice, a Major Holder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such New Shares which equals the proportion that the number of shares of Common Stock issued and held and issuable upon conversion of the Preferred Stock then held by such Major Holder bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion of all convertible securities) ("Pro Rata Share").

               (c) If all New Shares referred to in the Notice which Major Holders are entitled to obtain pursuant to Subsection 7.12(b) are not elected to be obtained as provided in Subsection 7.12(b) hereof, the Company may, during the 60-day period following the expiration of the 15-day period provided in Subsection 7.12(b) hereof, offer the remaining unsubscribed portion of such New Shares to any person or persons at a price not less than, and upon terms no more favorable than, those specified in the Notice. If the Company does not enter into an agreement for the sale of the New Shares within such 60-day period, the rights provided to Major Holders hereunder shall be deemed to be revived and such New Shares shall not be offered unless first reoffered to the Major Holders in accordance herewith.

               (d) The right of first offer in this Section 7.12 shall not be applicable to:

                      (i) shares of Common Stock issuable or issued to employees, advisors, consultants or outside directors of the Company directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Company;

                      (ii) securities issued or issuable upon conversion of the securities set forth in Section 2.2 hereof; or

                      (iii) securities issued or issuable in connection with a merger, acquisition or consolidation.

               (e) The right of first offer set forth in this Section 7.12 may not be assigned or transferred, except that such right is assignable by each Major Holder to any wholly-owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act, controlling, controlled by or under common control with, any such Major Holder.

               (f) All rights of first offer granted under this Section 7.12 shall automatically terminate immediately prior to the closing of the Company's initial public offering of securities (and such right of first offer shall not apply to such offering).

               (e) For purposes of this Section 7.12, "Preferred Stock" means the Company's Series A Convertible Preferred Stock, Series B Convertible Preferred Stock,

Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Stock.

       IN WITNESS WHEREOF, the parties hereto have executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.

                                       THE COMPANY:

                                       TUNES.COM INC.

                                       By: /s/ Stuart B. Frankel
                                          -----------------------------------
                                       Name: Stuart B. Frankel
                                            ---------------------------------
                                       Title: Chief Financial Officer
                                             --------------------------------

                                       INVESTORS:

                                       NETWORTH PARTNERS I, LLC

                                       By: /s/ Burton B. Goldstein, Jr.
                                          -----------------------------------
                                       Name: Burton B. Goldstein, Jr.
                                             --------------------------------
                                       Title:     Authorized Person
                                             --------------------------------

                                       GS CAPITAL PARTNERS II, L.P. , a Delaware limited partnership

                                       By:  GS Advisors, L.P., its general
                                            partner

                                       By: GS Advisors, Inc., its general
                                           partner

                                       By: /s/ Eve M. Gerriets
                                          -----------------------------------
                                       Its: Vice President
                                           ----------------------------------

                                       GS CAPITAL PARTNERS II OFFSHORE, L.P., a limited partnership organized under the laws of the Cayman Islands

                                       By:  GS Advisors II (Cayman), L.P., its
                                            general partner

                                       By:  GS Advisors II, Inc., its general
                                            partner

                                       By: /s/ Eve M. Gerriets
                                          -----------------------------------
                                       Its: Vice President
                                           ----------------------------------

                                       GOLDMAN SACHS & CO. VERWALTUNGS GMBH, a
                                       company organized under the laws of
                                       Germany

                                       By: /s/ Eve M. Gerriets
                                          -----------------------------------
                                       Its: Registered Agent
                                           ----------------------------------

                                       By: /s/ Richard A. Friedman
                                          -----------------------------------
                                       Its: Managing Director
                                           ----------------------------------

                                       STONE STREET FUND 1997, L.P., a Delaware limited partnership

                                       By:  Stone Street Asset Corp., General
                                       Partner

                                       By: /s/ Eve M. Gerriets
                                          -----------------------------------
                                       Its: Vice President
                                           ----------------------------------

                                       BRIDGE STREET FUND 1997, L.P., a Delaware limited partnership

                                       By:  Stone Street Asset Corp., Managing
                                       General Partner

                                       By: /s/ Eve M. Gerriets
                                          -----------------------------------
                                       Its: Vice President
                                           ----------------------------------

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.

                                       SBIC PARTNERS II, L.P.

                                       By:  Forrest Binkley & Brown L.P.,
                                            General Partner


                                            By: /s/ Jeffrey J. Brown
                                               ------------------------------
                                                 Jeffrey J. Brown
                                                 Office of the President

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.

                                       THE BENAROYA COMPANY, LLC


                                       By: /s/ Larry R. Benaroya
                                          -----------------------------------
                                       Name: Larry R. Benaroya
                                            ---------------------------------
                                       Title: Manager
                                             --------------------------------

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.

                                       IT CAPITAL LTD.


                                       By: /s/ David A. Seton
                                          -----------------------------------
                                       Name: David A. Seton
                                            ---------------------------------
                                       Title: Managing Director
                                             --------------------------------

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.




                                       By: /s/ James Ryffel
                                          -----------------------------------
                                            James Ryffel

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.




                                       By: /s/ Scot C. Hollmann
                                          -----------------------------------
                                            Scot Hollmann

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.




                                       By: /s/ Paul Greenwell
                                          -----------------------------------
                                            Paul Greenwell

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.




                                       By: /s/ Brent Clum
                                          -----------------------------------
                                            Brent Clum

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.




                                       By: /s/ Norman Leben
                                          -----------------------------------
                                            Norman Leben

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.




                                       By: /s/ David Solomont
                                          -----------------------------------
                                            David Solomont

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.

                                       NEW SUMMIT PARTNERS


                                       By: /s/ Barbara Garcia
                                          -----------------------------------
                                       Name: Barbara Garcia
                                            ---------------------------------
                                       Title: Partner
                                             --------------------------------

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.

                                       AMERICAN HIGH GROWTH EQUITIES RETIREMENT
                                       TRUST


                                       By: /s/ Brad Butler
                                          -----------------------------------
                                       Name: Brad Butler
                                            ---------------------------------
                                       Title: Trustee
                                             --------------------------------

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.

                                       C.B. EQUITIES RETIREMENT TRUST


                                       By: /s/ Abbey Butler
                                          -----------------------------------
                                       Name: Mr. Abbey Butler
                                            ---------------------------------
                                       Title: Trustee
                                             --------------------------------

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.




                                       By: /s/ Joel T. Comiteau
                                          -----------------------------------
                                            Joel Comiteau

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.




                                       By: /s/ John Wineapple
                                          -----------------------------------
                                            John Wineapple

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.

                                       TUNABLE SIMON, L.L.C.


                                       By: IPPnet, L.L.C., its managing member

                                           By: IPP99 PRIVATE EQUITY, L.L.C.,
                                               its managing member

                                               By: WESKIDS III, L.L.C., its
                                                   managing member

                                                   By: Mark J. Butler, its Vice
                                                       President and CFO

                                                       /s/ Mark J. Butler
                                                       ------------------------

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.




                                       By: /s/ Lawrence Burstein
                                          -----------------------------------
                                            Lawrence Burstein

       IN WITNESS WHEREOF, each of the parties hereto has executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.




                                       By: /s/ Steven Millner
                                          -----------------------------------
                                            Steven Millner